ANNUAL STATEMENT OF COMPLIANCE

Pooling and Servicing Agreement, dated as of April 11, 2007 (the "Pooling and Servicing
Agreement"), between Structured Asset Securities Corporation II as Depositor, LaSalle
Bank National Association as Trustee, Wachovia Bank, National Association as Master
Servicer and LNR Partners, Inc., as Special Servicer

LBUBS 2007-C2

I, Susan K. Chapman, a Vice President of LNR Partners, Inc. as Special Servicer under the Pooling and Servicing Agreement, on behalf of the Special Servicer and not in my individual capacity, hereby certify that:

1.
I have reviewed the activities performed by the Special Servicer under the Pooling and Servicing Agreement during the period ending the end of the fiscal year 2007 (the "Reporting Period"') and the Special Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision; and

2.
To the best of my knowledge, based on such review, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

LNR PARTNERS, INC.

By: /s/ Susan K. Chapman
       Susan K. Chapman
       Vice President